PROSPECTUS ADDENDUM Dated February 24, 2021 Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-253432

PROSPECTUS ADDENDUM

(to Prospectus Addendum dated November 2, 2018,

Prospectus Addendum dated December 30, 2016,

Amendment to Pricing Supplement dated May 14, 2018,

Product Supplement dated February 12, 2016 and Prospectus dated April 29, 2016)

UBS AG

FI Enhanced Global High Yield ETN due March 3, 2026

This prospectus addendum relates to the FI Enhanced Global High Yield ETN due March 3, 2026 (the “Securities”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. The Securities were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of Securities, UBS AG prepared either a prospectus supplement or a pricing supplement as supplemented by a product supplement (each, as amended from time to time, an “applicable supplement”), each of which supplements and forms part of the original prospectus relating to your series of Securities. The applicable supplement relating to each series of Securities incorporates a “base” prospectus dated on or before October 31, 2018 (in each case, a “prior base prospectus”). UBS AG will use this prospectus addendum and the applicable supplement in connection with the continuous offering of Securities.

UBS AG has now prepared a new “base” prospectus dated February 24, 2021 (the “new base prospectus”). The new base prospectus replaces the prior base prospectuses.

Because the terms of your Securities otherwise have remained the same, UBS AG is continuing to use the applicable supplement. As a result, you should read the applicable supplement which gives the specific terms of your Securities, together with the new base prospectus. When you read these documents, please note that all references in the applicable supplements to a prior base prospectus, or to any sections of a prior base prospectus, should refer instead to the new base prospectus, or to the corresponding section of the new base prospectus. In addition, please note that instead of using the website links in the applicable supplements to a prior base prospectus, you should use the following website link to access the new base prospectus:

http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

In addition, please disregard the table of contents for any prior base prospectus that is provided in the applicable supplement for your Securities. A table of contents for the new base prospectus is provided on page i of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the applicable supplements and the new base prospectus, in connection with offers and sales of the Securities in market-making transactions. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” or “Plan of Distribution”, as applicable, in the applicable supplement for your Securities and “Plan of Distribution” in the new base prospectus.

Prohibition of Sales To EEA and UK Retail Investors

The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.]

UBS Investment Bank	UBS Securities LLC

Prospectus Addendum dated February 24, 2021